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                                                                     EXHIBIT 2.1


                           SHARE ACQUISITION AGREEMENT
                                     between
                            (1) SENSOR NEDERLAND B.V.
                              (2) INPUT OUTPUT INC.
                                       and
                    (3) THE VENDORS (as hereinafter defined)

                  --------------------------------------------

                 relating to the sale and purchase of the entire
            issued share capital of Concept Systems Holdings Limited

                  --------------------------------------------

                        Completion Date: 23 February 2004

                            [DICKSON MINTO W.S. LOGO]
                               DICKSON MINTO W.S.
                               16 CHARLOTTE SQUARE
                                    EDINBURGH
                                     EH2 4DF

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PARTIES:

(1) Sensor Nederland B.V. a private company having its principal office at Rouwkooplaan 8, 2251 AP, Voorschoten, the Netherlands (hereinafter "the Purchaser"); and

(2) Input Output Inc., a company registered in Delaware, USA and having a place of business at 12300 Park Crest Drive, Stafford, Texas, USA 77477 (the "Parent");

(3) THE PERSONS whose names and addresses are set out in Part 2A of the Schedule (hereinafter "the Management Shareholders");

(4) THE PERSONS whose names and addresses are set out in Part 2B of the Schedule (hereinafter ("the 3i Vendors");

(5) THE PERSONS whose names and addresses are set out in Part 2C of the Schedule (hereinafter "the Non Management Shareholders"); and

(6) THE PERSONS whose names and addresses are set out in Part 2D of the Schedule (hereinafter the "Employee Shareholders").

RECITALS:

(A) Concept Systems Holdings Limited is a private limited company incorporated in Scotland under the Companies Acts with registered number SC183004 and its registered office is situate at 16 Charlotte Square, Edinburgh EH2 4DF (hereinafter "the Company").

(B) Further details relating to the Company are as set out in Part 1A of the Schedule.

(C) The Company is the owner of all of the shares in the Subsidiaries as hereinafter defined and through Concept Systems Limited carries on the business of the writing, development, sale and support of computer software programs primarily for use in the navigation, seismic and oilfield services related sectors. Details of the Subsidiaries are set out in Parts 1B and 1C of the Schedule.

(D) The Company has an authorised share capital of (pound)10,682,478.40 divided into 1,001,250 A Ordinary Shares of (pound)1 each ("A Shares"), 866,940 B Ordinary Shares of (pound)1 each ("B Shares "), 254,040 C Ordinary Shares of (pound)1 each ("C Shares"), 3,296,250 A Preference Shares of (pound)0.01 each ("A Preference Shares"), 2,728,590 C Preference Shares of (pound)0.01 each ("C Preference Shares") and 8,500,000 Deferred Shares of (pound)1 each ("Deferred Shares") (the A Shares, B Shares and C Shares being hereinafter together referred to as "the Ordinary Shares", the A Preference Shares and the C Preference Shares being hereinafter together referred to as "the Preference Shares".

(E) The Company has an issued share capital of 1,001,250 A Ordinary Shares of (pound)1 each, 288,750 B Ordinary Shares of (pound)1 each, 172,500 C Ordinary Shares of (pound)1 each, 3,296,250 A Preference Shares of (pound)0.01 each, 2,728,590 C Preference

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         Shares of (pound)1 each and 3,639,879 Deferred Shares of (pound)1 each
         ("the Sale Shares").

(F) The Company has no subsidiaries or subsidiary undertakings other than the Subsidiaries.

(G) The Management Shareholders, the Employee Shareholders and the Non-Management Shareholders are the registered owners of all the Sale Shares, which are set out opposite their respective names in Part 3A of the Schedule. The 3i Vendors other than PVML (who has the power to direct sale of shares) are the beneficial owners of those Sale Shares set out opposite their names in Part 3A of the Schedule and registered in the names of their respective nominees.

(H) The Purchaser has offered to purchase and the Vendors have agreed to sell the Sale Shares on and subject to the terms and conditions of this Agreement and the Deed of Covenant.

(H) The Purchaser is a member of the Parent's group and, as such the Parent will directly or indirectly benefit from the acquisition of the Sale Shares by the Purchaser.

AGREEMENT:

1.       DEFINITIONS

         In this Agreement and the Schedule unless the context shall otherwise require, words and expressions shall be interpreted in accordance with and shall have the meanings ascribed to them in Part 10 of the Schedule.

2.       SALE AND PURCHASE - PRE-EMPTION/CLAIMS

2.1. On the terms and subject to the conditions in this Agreement, the Vendors shall sell and the Purchaser relying on the warranties, indemnities and covenants contained in this Agreement and the Deed of Covenant shall purchase and pay for the Sale Shares and the Loan Notes at and with effect from the Completion Date, free from all liens, charges and encumbrances but together with all rights attached or accruing to them at Completion, including respectively, the right to receive all unpaid dividends, and interest.

2.2. The Vendors shall waive or procure the waiver of all rights of pre-emption or other restrictions on transfer in respect of the Sale Shares conferred upon the Vendors or any other person by the Articles of Association of the Company or otherwise prior to Completion.

2.3. Each Vendor unconditionally and irrevocably waives in favour of the Company all dividend payments due by the Company to him to the extent that they remain unpaid.

2.4. The Management Shareholders, the Non-Management Shareholders and the Employee Shareholders each covenant that the full legal and beneficial interest in the number of Sale Shares set alongside his name in column
         (4) of

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         Schedule Part 3A will be transferred to the Purchaser on the Completion
         Date.

2.5. Each of the Management Shareholders hereby severally and individually warrants to the Purchaser that he has repaid to the Company or any of the Subsidiaries all sums due from him (or any of his Connected Persons) to the Company or any of the Subsidiaries at the Completion Date and that neither he nor any of his Connected Persons has any claim against the Company or any of the Subsidiaries for unpaid salary, wages, fees, commission, bonus or other remuneration whatsoever, or in respect of redundancy or unfair dismissal or compensation for loss of office or in respect of reimbursement of expenses (other than in respect of normal salary, and reimbursement of properly incurred expenses due to the Management Shareholders) and (subject as aforesaid) each of the Management Shareholders hereby waives any such claim.

2.6. Each of the 3i Vendors (other than Parallel Ventures Managers Limited ("PVML") covenants that:-

         2.6.1. it is the sole beneficial owner of the Sale Shares set opposite its name in column 4 of Part 3A of the Schedule;

         2.6.2. that its respective nominee is the sole legal owner of the Sale Shares set opposite its name in column 4 of Part 3A of the Schedule;

         2.6.3. that it has the power to direct and will direct its respective nominee to transfer the Sale Shares set opposite its name in column 4 of Part 3A of the Schedule to the Purchaser on the Completion Date.

2.7. PVML covenants that it has full power to direct and will direct its nominee, the sole legal owner of the Sale Shares set opposite its name in column 4 of Part 3A of the Schedule to transfer the Sale Shares set out opposite its name in column 4 of Part 3A of the Schedule to the Purchaser on the Completion Date, such shares being beneficially owned by the members of the Parallel Ventures (No 2) Co Investment Plan.

2.8. The Vendors (other than the 3i Vendors) waive any and all rights (whether under the Articles of Association of the Company or under any other basis whatsoever) to claim against the Purchaser or the Company in respect of the allocation of the Share Consideration (or any part of it) as between the Vendors (other than the 3i Vendors).

3. CONSIDERATION

3.1. The total consideration payable by the Purchaser for the sale and purchase of the Sale Shares and the Loan Notes shall be satisfied by way of (i) the payment of the cash amount of (pound)927,975.25 in accordance with Clause 4.4 (the "Share Cash Consideration") and of the Loan Note Consideration in accordance with Clause 4.4 and (ii) the issue of 468,592 shares of common stock of the Parent

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         credited as fully paid, with an agreed value as at Completion of
         US$5.50 per share of common stock (and a par value of US$0.01 each) ("I-O Share Consideration Shares").

3.2. In addition the Purchaser shall immediately after Completion procure the repayment of the Bank Indebtedness, and procure the payment of the 3i Loan Repayment and make the capital contribution to Concept Systems Limited in each case in accordance with Clause 4.4.3 and 4.4.4.

4. COMPLETION

4.1. The purchase and sale of the Sale Shares shall be completed at 16 Charlotte Square, Edinburgh on the Completion Date when each of the Vendors (other than the 3i Vendors in respect of sub-Clause 4.1.4) shall deliver to the Purchaser the following:-

         4.1.1. a duly executed transfer in favour of the Purchaser, or such nominee or nominees of the Purchaser as the Purchaser may have nominated, together with the original share certificates in respect of their respective Sale Shares;

         4.1.2. a duly executed transfer in favour of the Purchaser, or such nominee or nominees of the Purchaser as the Purchaser may have nominated, together with the Loan Note certificates in respect of all of their respective Loan Notes;

         4.1.3. a certified copy of any power of attorney under which this Agreement or any document executed in pursuance hereof is executed on behalf of any of the Vendors (in a form previously approved by or on behalf of the Purchaser);

         4.1.4. a duly executed power of attorney in the Agreed Form in favour of the Purchaser;

4.2. The Management Shareholders shall deliver or procure the delivery (where appropriate) of:-

         4.2.1. (to the extent that the same are not already under the control of the Company), the seal (if any), memorandum and articles of association certificate of incorporation and certificate of incorporation on change of name and statutory books of the Company and the Subsidiaries (which shall each be written up to the time immediately preceding Completion);

         4.2.2. the Deed of Covenant duly executed by each of the parties to it other than the Purchaser;

         4.2.3.   the Disclosure Letter duly signed by the Management
                  Shareholders;

         4.2.4. (to the extent that the same are not already in the possession or under the control of the Company) all documents of title to the assets of the Company and the Subsidiaries including the Properties;

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         4.2.5.   all bank books, cheque books and bank statements of the
                  Company and the Subsidiaries and certificates from each of the banks at which the Company and the Subsidiaries maintains an account of the amounts standing to the credit or debit of such account at the close of business two Business Days immediately preceding the Completion Date together with a reconciliation of each of such accounts brought down to the close of business on the Business Day immediately prior to the Completion Date;

         4.2.6. duly executed Deed of Release in the Agreed Form (which shall be held by the Purchaser to the order of the Vendors unless and until the Purchaser shall have procured the discharge of the Bank Indebtedness in full in accordance with Clause 4.3.3 below) and evidence satisfactory to the Purchaser that each registered charge or other registered security (if any) to which any of the assets or undertaking of the Company or the Subsidiaries are subject has been released or discharged;

         4.2.7. written letters of resignation and releases in the Agreed Form from all persons that the Purchaser has identified to the Vendors who on or immediately prior to Completion may be directors or the secretary of the Company and the Subsidiaries resigning their offices and employment and releasing the Company and the Subsidiaries from all claims and rights of action whether by way of compensation, remuneration, redundancy payments or otherwise (save for claims and rights of action which are or may become competent to them in their capacity as employees of the Company and the Subsidiaries after Completion);

         4.2.8.   the duly executed Lease Reports in the Agreed Form;

         4.2.9. written Letters of Resignations of the existing Auditors of the Company and the Subsidiaries in the Agreed Form;

         4.2.10.  the new Service Contracts (in the Agreed Form) duly signed by
                  A. Hay, A. Arnot and A. Faichney;

         4.2.11.  original share certificates in respect of the Subsidiaries;

         and shall procure:-

         4.2.12. the appointment as directors of the Company and the Subsidiaries and as the secretary thereof of such persons as the Purchaser shall require;

         4.2.13. the revocation of all existing bank mandates and the issue of a new mandate in relation to each account maintained by the Company and the Subsidiaries giving authority to such persons as the Purchaser may require;

         4.2.14. that a Board Meeting of the Company and the Subsidiaries will be held which will transact the business specified in draft Minutes thereof in the Agreed Form including but not limited to, the approval

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                  and, subject to stamping, the registration of the transfer of the Sale Shares;

         4.2.15. the execution of the Deed of Release from the Bank in respect of the Bank Indebtedness;

         4.2.16.  the delivery of the MCR and RBS Covenants in the Agreed Form.

4.3. The 3i Vendors shall procure that a duly executed Release in the Agreed Form of the 3i Loan in favour of the Company is delivered to the Purchaser;

4.4. Immediately following implementation of the matters specified in Clauses 4.1 4.2 and 4.3 above (or written waiver from the Purchaser of the relevant provisions), the Purchaser and/or the Parent (as appropriate) shall pay the Share Cash Consideration and the Loan Note Consideration to the Vendors' Solicitors as agent for the Vendors by way of CHAPs transfer for same day value to a bank account nominated by the Vendors' solicitors as agent for the Vendors (the Vendors' Solicitors being hereby irrevocably authorised to receive the same by the Vendors and whose receipt therefore shall constitute an absolute discharge of the Share Cash Consideration and the Loan Note Consideration payable by the Purchaser) and the Purchaser shall not be concerned as to the application of the moneys so paid; and:-

         4.4.1.   deliver to the Vendors:-

                  4.4.1.1 a certified copy of the minutes of a meeting of the directors of the Purchaser and the Parent authorising the execution by the Purchaser and the Parent of this Agreement and of any other documents in the Agreed Form which require execution by the Purchaser and/or the Parent at Completion;

                  4.4.1.2  the Deed of Covenant duly executed by the Purchaser;

                  4.4.1.3 the Service Contracts in the Agreed Form duly executed by Concept Systems Limited;

                  4.4.1.4 the duly executed Registration Rights Agreement, the duly signed Secretary's Certificate, the duly signed Dutch Legal Opinion and the duly signed US Legal Opinion;

                  4.4.1.5  the duly signed Confirmation Letter;

                  4.4.1.6  the duly signed Registrar's Letter;

                  4.4.1.7 any other documents in the Agreed Form which require execution by the Purchaser and/or the Parent at Completion;

         4.4.2 immediately after Completion but on the Completion Date the Purchaser shall procure the Company repays the cash element of the Bank Indebtedness in full in accordance with Clause 4.4.4;

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         4.4.3    procure the payment of the 3i Loan Repayment by way of CHAPs transfer of the sum of(pound)2,806,497.94 for same day value to a bank account nominated by the Vendors' Solicitors as agent for the Vendors (the Vendors' Solicitors being hereby irrevocably authorised to receive the same by the Vendors, and whose receipt therefor shall constitute an absolute discharge of the cash element of the 3i Loan Repayment and the Purchaser shall not be concerned as to the application of the moneys so paid and procure the issue of 1,001,776 shares of common stock of the Parent each credited as fully paid to those entities and in those amounts shown in Part 3C of the Schedule; (ii) issue the I-O Share Consideration Shares (credited as fully paid up with no further liability thereon) to the Vendors at the addresses specified as to each Vendor set forth on Part 2A and Part 2B of the Schedule ("IO 3i Consideration Shares", the IO Share Consideration Shares and the IO 3i Consideration Shares being herein together called the "IO Consideration Shares"), or as they may otherwise direct in writing and shall deliver to the Management Shareholders, the 3i Vendors and Annetta Phillip, stock certificates in respect of their respective shares of common stock in the Parent at Completion or as soon as reasonably practicable after Completion; (iii) issue the I-O Fee Shares to the parties and in the amounts set out in Part 3D of the Schedule; and (iv) procure the payment by the Purchaser of the sum of(pound)539,766.74 to Concept Systems Limited as a capital contribution to that company, such amount to be applied solely for the purpose of paying certain agreed bonuses to certain employees of that company;

         4.4.4 the Purchaser shall procure the payment of the cash amount of (pound)13,896,594.08 and will procure the issue of 152,344 shares of common stock of the Parent each credited as fully paid, representing the total amount of the Bank Indebtedness (which will be accepted also in full settlement of all outstanding interest, fees, expenses and all other sums referable thereto), which cash amount of (pound)13,896,594.08 shall be paid by the Purchaser by telegraphic transfer for same day value to the following client account of the Vendor's Solicitors (who have been irrevocably authorised to receive the same).

                  Bank:             The Royal Bank of Scotland plc, 142 Princes
                                    Street, Edinburgh
                  Sort Code:        83-51-00
                  Account No.:      00141223

4.5. Each of the Vendors and the Purchaser confirm that they have irrevocably approved and authorised the payment of those management bonuses which are referred to in Clause 4.4.3 above and that the Vendors Solicitors are irrevocably authorised and instructed to apply such funds accordingly.

4.6. The Management Shareholders, the 3i Vendors and Annetta Phillip each undertake to each other to use all reasonable endeavours to make a written request for registration of the I-O Consideration Shares in terms of the Registration Rights Agreement within 30 days of the earliest date possible for such registration in accordance with the Registration Rights Agreement.

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                                       8

5.       WARRANTIES AND PURCHASER'S REMEDIES

5.1. Each of the Management Shareholders, the Non- Management Shareholders and the Employee Shareholders hereby severally represents and warrants to the Purchaser that each of the statements contained in paragraphs 1 to 4 inclusive of Part 4A of the Schedule is, to the extent that it is given by that Management Shareholder, Non-Management Shareholder and Employee Shareholder in respect of himself only, true and accurate in all respects.

5.2. The Management Shareholders hereby jointly and severally represent and warrant to the Purchaser that each of the statements contained in Part 4 of the Schedule (save for the statements contained in paragraph 1 to 4 (inclusive) of Part 4A of the Schedule which are made severally) is true and accurate in all respects.

5.3. Each of the 3i Vendors severally warrants to the Purchaser that the statements set out at paragraph 4 only of Part 4A of the Schedule are true and accurate in all respects, in each case in respect of itself only and the liability of each 3i Vendor shall be limited to the Cash and IO Consideration Shares actually received by it.

5.4. Breach of warranty shall not entitle the Purchaser to rescind or terminate this Agreement or any part of it in the absence of fraud, whether before or after Completion.

5.5. The Purchaser hereby expressly acknowledges and agrees with the Vendors that the Purchaser in entering into and/or performing this Agreement, is not relying upon any statement, representation, warranty or undertaking whatsoever in the absence of fraud (whether made by the Vendors or any officers, employees or agents of the Company whosoever) which is not expressly set out in this Agreement (including for the avoidance of doubt) the Deed of Covenant.

5.6. Each of the Vendors hereby waives any claim he has or may have against the Company or any of the Subsidiaries or any officer or employee of the Company or any of the Subsidiaries on whom he may have relied before entering into any term of this Agreement or the Deed of Covenant or the preparation of the Disclosure Letter;

5.7. Each of the Warranties shall be construed as separate and independent so that the Purchaser shall have a separate claim and right of action in respect of a breach of each such Warranty.

5.8.     The Purchaser and the Parent severally warrant to the Vendors that:-

         5.8.1. the Purchaser and the Parent have the requisite power and authority to enter into, and perform its obligations under, this Agreement and the other documents which are to be executed by the Purchaser at Completion;

         5.8.2. this Agreement constitutes and the documents which are to be executed by the Purchaser and the Parent at Completion will, when

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                                       9

                  executed by the Purchaser and the Parent, constitute binding obligations of the Purchaser and the Parent in accordance with their respective terms; and

         5.8.3. Upon issuance and delivery of the I-O Consideration Shares in accordance with the terms of this Agreement, such shares will be duly authorised, validly issued, fully paid and non-assessable, free and clear of all liens, claims and encumbrances, other than any liens, claims or encumbrances created by the Management Shareholders, the 3i Vendors or Annetta Phillip in relation to their respective shares. The delivery of all I-O Consideration Shares at Completion in accordance with the terms of this Agreement will transfer good and valid title to, and beneficial ownership of, such shares. The issuance and sale of the I-O Consideration Shares in accordance with the terms of this Agreement will not be subject to any pre-emptive rights or rights of first refusal and will not violate any laws to which the Parent or any of its assets are subject.

5.9. The Purchaser irrevocably agrees with the Vendors that notwithstanding any rule of law to the contrary:-

                  (a) The Purchaser confirms that the terms of the Disclosure Letter itself have been negotiated between the parties and that the disclosure letter forms part of the contractual arrangement between the Vendors and the Purchaser, in connection with the sale and purchase of the Sale Shares;

                  (b) the Purchaser has had fair opportunity to review the documents and information listed in the disclosure bundles which are annexed to the Disclosure Letter.

5.10.    SECURITIES LAW MATTERS

         5.10.1 With a view to making available the benefits of certain rules and regulations of the SEC that may permit the resale of the I-O Consideration Shares and the I-O Fee Shares (together "the Restricted Stock") to the public without registration, for a period of two years after the Completion Date, the Parent agrees to use its reasonable efforts to:

                  (a) make and keep public information (as such terms are defined in Rule 144) regarding the Parent available;

                  (b) file with the SEC in a timely manner all reports and other documents required of the Parent under the United States Securities Act of 1933 as amended (the "1933 Act") and the Securities Exchange Act of 1934, as amended (the "1934 Act"); and

                  (c) furnish to the Vendors upon written request a written statement by the Parent as to its compliance with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, a

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                                       10

                           copy of the most recent annual or quarterly report of the Parent, and such other reports and documents so filed as such Vendors may reasonably request in availing himself, herself or itself of any rule or regulation of the SEC allowing such Vendors to sell any such shares without registration.

         5.10.2 The Management Shareholders, the 3i Vendors and Annetta Phillip hereby acknowledge and agree that the issuance of the I-O Shares is made on the basis of the statements given severally by each of them (in respect of themselves only) and set out in Part 8 of the Schedule hereto.

6.       CLAIMS PROCEDURE

6.1. In the event of the Purchaser giving notice to the Vendors or any of them of a claim under any provision of this Agreement (other than a claim under the Deed of Covenant, in relation to which the provisions of Clause 4 of the Deed of Covenant shall apply) (in this Clause "a Claim"), the Purchaser will procure that:-

         6.1.1. the Purchaser and the Company shall consult with the Management Shareholders and keep the Management Shareholders informed of any action taken to avoid, resist, contest or compromise or defend a claim by or against a third party ("a Third Party Claim"); and any claim or matter which gives or may give rise to a Claim;

         6.1.2. the Purchaser shall from time to time and forthwith upon the request of the Management Shareholders keep the Management Shareholders fully informed of their conduct of and any negotiations relating to the defence of such Third Party Claim; and

         6.1.3. the Purchaser shall not settle or compromise any claim or matter which gives or may give rise to a Claim without the prior written consent of each of the Management Shareholders (such consent not to be reasonably withheld or delayed).

7.       LIMITATIONS ON CLAIMS

7.1. The provisions of Part 7 of the Schedule shall apply to limit the liability of the Vendors under the Warranties and, where specific reference is made, under the Deed of Covenant.

8.       PROTECTION OF GOODWILL

8.1. Each of the Management Shareholders hereby undertakes to and agrees (on a several and individual basis) with the Purchaser (for itself and as agent for the Company) that:-

         (a)      (i)      he will not during the period of two years from the
                           Completion Date canvass or solicit or undertake in competition with the Company or any Subsidiary the custom or business of any person, firm or company who at

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                                       11

                           any time during the period of eighteen months prior to the Completion Date was a customer of the Company or any Subsidiary;

                  (ii) he will not during the period of two years following the Completion Date, compete with the Company (or any Subsidiary) or carry on or assist with or be concerned or interested in the carrying on of the business of the nature or type carried on by the Company or any Subsidiary prior to the Completion Date;

         (b) he will not during the period of two years from the Completion Date entice, solicit or endeavour to entice or solicit any employee, contractor or consultant employed in an executive, senior or engineering role with the Company or any Subsidiary away from employment with the Company; and

         (c) he will not during the period of two years from the Completion Date interfere or seek to interfere with the supply to the Company or any Subsidiary of any goods or services by any supplier who during the twelve months preceding such time shall have supplied goods or services to the Company or any Subsidiary nor will he interfere or seek to interfere with the continuance of such supply or the terms on which such supply has during such period as aforesaid been made;

         (d) he will not at any time following the Completion Date use any of the Intellectual Property of the Company or the Subsidiaries and in particular not use any of the names or words Concept Systems, Concept, Spectra, Sprint, Reflex, Gator, Aegis, Mercator and Scorpion or any names or words similar to or likely to be confused with them as a corporate name, trading name or trade or service mark or product name or otherwise or as part of any such name or mark.

         The restrictions set out in this Clause 8.1 shall apply to any action taken by the Management Shareholders (or their Connected Persons) whether on his own behalf or on behalf of any person, firm or company (whether as agent, employee or otherwise) as agent, representative, principal, employee or consultant or as a director of any company.

8.2. Each of the Vendors hereby undertakes to the Purchaser with the intent of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Company and as a constituent part of the Agreement for the sale of the Sale Shares that, without the written consent of the Purchaser, he will not at any time following the Completion Date divulge to any person or otherwise make use of any secrets, trade secrets, confidential knowledge or confidential information concerning the business, finance or affairs of the Company or of any customer or supplier of the Company (save for any information which is in or comes into the public domain otherwise than through a breach of this Agreement or to the extent required by law or by any regulatory authority or be ordered by a Court of competent jurisdiction).

8.3. Nothing in Clause 8.1(d) and/or 8.2 shall restrict or prevent any Management Shareholder from performing his duties in accordance with the terms of his service contract with the Company and/or the Purchaser.

8.4. Each of the Management Shareholders undertakes to the Purchaser for a period of two years after Completion promptly to refer to the Company or the Purchaser all enquiries which it may receive from any customer of the Company and/or the Subsidiaries.

8.5. It is agreed between the parties that, whilst the restrictions set out in Clause 8.1 are considered fair and reasonable, if:-

         8.5.1. it should be found that any of the restrictions is void or unenforceable as going beyond what is fair and reasonable in all the circumstances; and/or

         8.5.2. if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for any of the periods of time, geographical limits or ranges of activities set out in Clause
                  8.1 it would not be void;

         then there shall be substituted the next less extensive period, limit or activity or the necessary deletions shall be made so that Clause
         8.1 is valid and enforceable.

9.       ANNOUNCEMENTS

9.1. Upon the signing of this Agreement by the parties hereto a press release in the Agreed Form shall be released on behalf of the Vendors and the Purchaser.

9.2. Subject to Clause 9.1 no announcements or press or media releases concerning any matter touching on this Agreement (other than as may be required by law or the London or New York Stock Exchange or the rules of any regulatory body or authority of which the Purchaser, the Parent or the Company is a member or which regulates its activities) shall be made by the Vendors or the Purchaser unless and until the form and content of such announcement or release (including any mention of the consideration for the sale and purchase of the Sale Shares) have been submitted to and agreed by the other party or parties to this Agreement.

10.      GENERAL

10.1. Neither the Vendors nor the Purchaser shall be entitled to assign their/its rights or obligations under this Agreement (or any part of it) to any person without the prior written consent of the other party or parties save that if the Sale Shares shall at any time be sold or transferred to an Affiliate of the Purchaser the benefit of such rights and obligations may be assigned to the transferee of the Sale Shares which shall be entitled to enforce all of such rights and obligations as if it were named herein as the Purchaser for so long as it remains as an Affiliate of the Purchaser.

10.2. Save where the context otherwise specifically admits, time shall be of the essence as regards any date or period mentioned in this Agreement provided that to the extent that any date or period be altered by written agreement between the Vendors and the Purchaser, time shall be of the essence as regards such date or period as so altered.

10.3. Interest will run on any sums payable to either party by the other under or in connection with this Agreement at a rate of 3 per cent. per annum above the base rate of the Bank from time to time, such interest to run (as well before as after judgment or decree (as the case may be)) from the due date for payment until the date upon which full payment is received by the relevant party.

10.4. Subject to the provisions of Clause 7, no failure or delay by the Purchaser to exercise any right or power hereunder shall operate as a waiver thereof, nor shall any partial exercise preclude any other or further exercise or the exercise of any other right.

10.5. This Agreement and the Deed of Covenant shall be binding upon and enure for the benefit of each party's personal representatives or executors or other successors in title.

10.6. Each of the 3i Vendors hereby irrevocably undertakes on its own part and not on the part of any other in relation to the Shares set out opposite such 3i Vendor's name in Part 2B of the Schedule to exercise all voting and other rights attaching to such Shares pending registration of the Purchaser as holder of such Shares as the Purchaser may direct.

10.7. Each of the Vendors hereby agree to do all things at the Purchaser's expense as the Purchaser shall reasonably require in order to procure that the Purchaser or its nominees are duly registered as the holders of all the Sale Shares sold by that Vendor (and no other) in terms of this Agreement.

11.      ENTIRE AGREEMENT

11.1. This agreement, the Deed of Covenant and the Disclosure Letter and the documents in the Agreed Form contain the entire agreement, in the absence of fraud, between the parties or any of them with respect to the transactions contemplated herein ("the Specified Documents").

11.2. This Agreement may only be varied in writing signed by each of the parties.

11.3. If any party shall consider it to be necessary or desirable to notify this agreement (together with any other agreements to which it is related) to the Office of Fair Trading under the provisions of the Competition Act 1998 or to the European Commission under Council Regulation 17/62 or to any other appropriate entity under any other applicable competition legislation or regulations, for the purpose of obtaining guidance and/or a decision and/or an exemption in respect of this agreement, the parties shall co-operate fully in making any such notification as soon as reasonably practicable after the date of this agreement.

12.      NOTICES

12.1. All notices, requests, demands or other communications to or upon the respective parties hereto shall be given at their respective addresses specified herein or, if different, the last known address of the relevant party. Notices may be given by personal delivery (in which case the notice shall be deemed to be served at the time of delivery), by recorded delivery mail if posted in the United Kingdom to an address within the United Kingdom (in which case the notice shall be deemed to be served 48 hours after the time of posting), by overseas registered mail if posted within the United Kingdom to an address outside the United Kingdom (in which case the notice shall be deemed to be served on the fifth Business Day after the time of posting) or by facsimile transmission ("fax") (in which case the notice shall be deemed to be served on the receipt of the appropriate transmission receipt).

12.2. Any notice to be given to the Vendors or any of them must be given to Alastair Hay (one of the Management Shareholders) with a copy to the Vendors' Solicitors marked on their behalf "urgent - for the attention of Kevan McDonald" and communications to the Purchaser shall be marked "urgent - for the attention of the Company Secretary". In the case of any notices relating to any of the 3i Vendors they should be sent to 3i and marked "urgent" for the attention of Mike Pacitti with reference code no. 43-4005117.

13.      EXPENSES

13.1. Save as otherwise provided in any other provision of this Agreement, the parties shall each pay their own costs and expenses in connection with the negotiations leading up to the sale of the Sale Shares and in preparing and negotiating this Agreement and any other documents referred to in it.

13.2. Without prejudice to Clause 14.1, all stamp, transfer, registration and other similar taxes, duties and charges payable in connection with the sale or purchase of the Sale Shares under this Agreement shall be paid by the Purchaser.

14.      GOVERNING LAW

         This Agreement shall be governed by and construed in all respects in accordance with the Law of Scotland and the parties hereto irrevocably prorogate the non-exclusive jurisdiction of the Scottish Courts; IN WITNESS WHEREOF these presents consisting of this page, the 14 previous pages and the Schedule (comprising Parts 1 to 10 inclusive) are executed at Edinburgh on the 23rd day of February 2004 as follows:-

Executed by ALASTAIR JAMES HAY                  /s/ AJ Hay
at Edinburgh on 23 February 2004 in the
presence of the following witness:

/s/ Rona Cameron           Witness
Rona Cameron           Name
16 Charlotte Square    Address
Edinburgh


Executed by ALAN KENNEDY FAICHNEY               /s/ Alan Faichney
at Edinburgh on 23 February 2004 in the
presence of the following witness:

/s/ Rona Cameron           Witness
Rona Cameron           Name
16 Charlotte Square    Address
Edinburgh


Executed by ROBERT GEORGE JOHNSON               /s/ Alan Faichney
at Edinburgh on 23 February 2004 in the
presence of the following witness:

/s/ Rona Cameron           Witness
Rona Cameron           Name
16 Charlotte Square    Address
Edinburgh


Executed for and on behalf of
CONCEPT ESOP TRUSTEE LIMITED                    /s/ Alan Faichney
by A. Faichney
one of its directors at Edinburgh               Director
on 23 February 2004 in the presence
of the following witness:

/s/ Rona Cameron           Witness
Rona Cameron           Name
16 Charlotte Square    Address
Edinburgh

Executed for and on behalf of
3i PLC                                          /s/ M. Pacitti
at Edinburgh on 23 February 2004
by M. Pacitti
its duly authorised attorney in the presence
of the following witness:

/s/ Rona Cameron           Witness
Rona Cameron           Name
16 Charlotte Square    Address
Edinburgh

Executed for and on behalf of
3i GROUP PLC                                    /s/ M. Pacitti
at Edinburgh on 23 February 2004
by M. Pacitti
its duly authorised attorney in the presence
of the following witness:

/s/ Rona Cameron           Witness
Rona Cameron           Name
16 Charlotte Square    Address
Edinburgh

Executed for and on behalf of
3i PARALLEL VENTURES LP                         /s/ M. Pacitti
at Edinburgh on 23 February 2004
by M. Pacitti
its duly authorised attorney in the presence
of the following witness:

/s/ Rona Cameron           Witness
Rona Cameron           Name
16 Charlotte Square    Address
Edinburgh

Executed on behalf of
PARALLEL VENTURES MANAGERS LIMITED              /s/ M. Pacitti
as Administrators of and attorney for the
Members of Parallel Ventures (No. 2) Co-
Investment Plan acting by its attorney 3i Investments plc by as duly authorised attorney for 3i Investments plc
at Edinburgh on 23 February 2004
in the presence
of the following witness:

/s/ Rona Cameron           Witness
Rona Cameron           Name
16 Charlotte Square    Address
Edinburgh

Executed for and on behalf of
3i UKIP II LP by
its manager 3i Investments plc                  /s/ M. Pacitti
at Edinburgh on 23 February 2004
by
its duly authorised attorney in the presence
of the following witness:

/s/ Sebastian Rice         Witness
Sebastian Rice         Name
One Ropemaker Street   Address
London EC2Y 9AW

Executed on behalf of ANNETTA PHILLIP           /s/ Alan Faichney
by her duly authorised attorney
at Edinburgh on 23 February 2004
in the presence of the following witness:

/s/ Sebastian Rice         Witness
Sebastian Rice         Name
One Ropemaker Street   Address
London EC2Y 9AW

Executed on behalf of JOHN MORGAN               /s/ Alan Faichney
by his duly authorised attorney
at Edinburgh on 23 February 2004
in the presence of the following witness:

/s/ Sebastian Rice         Witness
Sebastian Rice         Name
One Ropemaker Street   Address
London EC2Y 9AW

Executed by DUNCAN MUIRHEAD                     /s/ Duncan Muirhead
at Edinburgh on 23 February 2004
in the presence of the following witness:

/s/ Sebastian Rice         Witness
Sebastian Rice         Name
One Ropemaker Street   Address
London EC2Y 9AW

Executed on behalf of MARK McCONACHIE           /s/ Alan Faichney
by his duly authorised attorney
at Edinburgh on 23 February 2004
in the presence of the following witness:

/s/ Sebastian Rice         Witness
Sebastian Rice         Name
One Ropemaker Street   Address
London EC2Y 9AW

Executed on behalf of KEITH WATT                /s/ Alan Faichney
by his duly authorised attorney
at Edinburgh on 23 February 2004
in the presence of the following witness:

/s/ Sebastian Rice         Witness
Sebastian Rice             Name
One Ropemaker Street       Address
London EC2Y 9AW

Executed on behalf of DAVID McOMISH             /s/ Alan Faichney
by his duly authorised attorney
at Edinburgh on 23 February 2004
in the presence of the following witness:

/s/ Sebastian Rice         Witness
Sebastian Rice             Name
One Ropemaker Street       Address
London EC2Y 9AW

Executed on behalf of DAVID MOFFAT              /s/ Alan Faichney
by his duly authorised attorney
at Edinburgh on 23 February 2004
in the presence of the following witness:

/s/ Sebastian Rice         Witness
Sebastian Rice             Name
One Ropemaker Street       Address
London EC2Y 9AW

Executed by ALISTAIR ARNOT                      /s/ Alistair Arnot
at Edinburgh on 23 February 2004
in the presence of the following witness:

/s/ Sebastian Rice         Witness
Sebastian Rice             Name
One Ropemaker Street       Address
London EC2Y 9AW

Executed on behalf of DESMOND FLYNN             /s/ Alan Faichney
by his duly authorised attorney
at Edinburgh on 23 February 2004
in the presence of the following witness:

/s/ Sebastian Rice         Witness
Sebastian Rice             Name
One Ropemaker Street       Address
London EC2Y 9AW

Executed on behalf of ANDREW BULL               /s/ Alan Faichney
by his duly authorised attorney
at Edinburgh on 23 February 2004
in the presence of the following witness:

/s/ Sebastian Rice         Witness
Sebastian Rice             Name
One Ropemaker St.          Address
London EC2Y 9AW

Executed on behalf of JOHN GRANT                /s/ Alan Faichney
by his duly authorised attorney
at Edinburgh on 23 February 2004
in the presence of the following witness:

/s/ Sebastian Rice         Witness
Sebastian Rice             Name
One Ropemaker Street       Address
London EC2Y 9AW

Executed on behalf of IAN WILLIAMSON            /s/ Alan Faichney
by his duly authorised attorney
at Edinburgh on 23 February 2004
in the presence of the following witness:

/s/ Sebastian Rice         Witness
Sebastian Rice             Name
One Ropemaker Street       Address
London EC2Y 9AW

Executed by SENSOR NEDERLAND B.V.
at Edinburgh on 23 February 2004
By:      J. Michael Kirksey                     /s/ J. Michael Kirksey
Title:   Proxyholder
and
By:      Michael Doyle                          /s/ Michael Doyle
Title:   Proxyholder

Executed by INPUT/OUTPUT INC.
Executed by:  J. Michael Kirksey                /s/ J. Michael Kirksey
Title:        Executive vice President and
              Chief Financial Officer
at Edinburgh on 23 February 2004

                                                                Schedule Part 10

                                    SCHEDULE

                                     PART 10

                         DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context shall otherwise require, the following words and expressions shall have the following meanings:-

         "Accounts"                 means the consolidated audited balance
                                    sheet and profit and loss account of the Company and each Subsidiary as at, and for the financial year ended on, the Accounts
                                    Date, together with the auditors' and
                                    directors' reports, cash flow statement and notes and other documents annexed thereto;

         "Accounts Date"            means 30th November 2003;

         "Affiliate"                means in relation to a company that
                                    company's subsidiaries, its holding company and any subsidiaries of its holding company;

         "in the Agreed Form"       means in relation to any document in a form
                                    agreed between the parties and for the
                                    purposes of identification initialled by the Purchaser's Solicitors and the Vendors'
                                    Solicitors;

         "Associate"                bears the meaning given by section 435 of
                                    the Insolvency Act 1986;

         "Assurance"                means any warranty, representation,
                                    statement, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever;

         "the Bank"                 means The Royal Bank of Scotland plc;

         "Bank Indebtedness"        means the sum of (pound)14,349,508.67 being
                                    the aggregate amount outstanding to the Bank in respect of all loan amounts, interest, fees, expenses and costs (including any accrued but unpaid interest thereon) due by the Company (or any member of the Group) to the Bank pursuant to the Facilities
                                    Agreements or otherwise;

         the "Business"             means the business of the development

                                                                Schedule Part 10

                                    and commercial exploitation of computer
                                    controlled data acquisition and measurement systems for use in the oil and gas seismic industry (both offshore and onshore) as carried on by the Company (and its subsidiaries) prior to the date hereof;

         "Business Day"             means any day other than a Saturday, Sunday
                                    or day on which Scottish clearing banks are closed for normal business throughout
                                    Scotland;

         "the Companies Acts"       bears the meaning given to that expression
                                    in section 744 of the Companies Act 1985 and includes also the Companies Act 1989;

         "Completion"               means the actual completion of the matters
                                    set out in Clause 4;

         "the Completion Date"      means 23 February 2004 or such other date as
                                    may be agreed by the Vendors and the
                                    Purchaser;

         "Confirmation Letter"      means the letter in the Agreed Form setting
                                    out the stock option proposals for A. Hay,
                                    A. Faichney and A. Arnot and others and
                                    agreeing to recapitalise the Company's
                                    balance sheet within 6 months of the
                                    Completion Date;

         "Connected Persons"        means, in relation to any person, any person
                                    connected with him as determined in
                                    accordance with Section 839 of TA 1988 and additionally, in relation to a body corporate, each director of that body corporate and any person connected with any other person having control of that body corporate as determined as aforesaid;

         "Covenantors"              means the parties set out in Part A of the
                                    Schedule to the Deed of Covenant;

         "the Deed of Covenant"     means the duly executed deed of covenant in
                                    the form set out in Part 5 of the Schedule;

         "the Disclosure Letter"    means the letter (if any) of even date
                                    herewith from the Management Shareholders to the Purchaser;

         "Dutch Legal Opinion"      means the legal opinion in the Agreed

                                                                Schedule Part 10

                                    Form relating to the constitution and
                                    capacity of the Purchaser;

         "Employee"                 means persons employed by the Company or any
                                    of the Subsidiaries including directors of the Company at the date of this Agreement;

         "Environment"              means air, water and land, all living
                                    organisms and natural and man-made
                                    structures;

         "Environmental Law"        means any UK law in so far as it relates to
                                    Environmental matters;

         "Environmental matters"    means the protection of human health, the
                                    protection and condition of the
                                    Environment, the condition of the workplace, the generation, transportation, storage, treatment, emission, deposit and disposal of any Hazardous Substance or Waste;

         "Event" includes any act, omission, Transaction or circumstance (including any of such matters provided for hereunder);

         "FA" or "F(No.2)A"         means the relevant Finance Act or Finance
                                    (No.2) Act;

         "Facilities Agreements"    means all the facilities agreements made
                                    between the Company, the Subsidiary, the Royal Bank of Scotland plc and RBS Mezzanine
                                    Limited including (but not limited to) those senior and mezzanine facility agreements dated 23rd October 1998 (as amended and/or supplemented from time to time including by way of first supplemental facility agreement dated 31 March 2000, second supplemental facility agreement dated 8 August 2001 and third supplemental facility agreement dated
                                    8th, 12th and 15th August 2003);

         "Group" means the Company and the Subsidiaries and "member of the Group" shall be construed accordingly;

         "Hazardous Substances"     means any natural or artificial substance
                                    (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation), capable of causing

                                                                Schedule Part 10

                                    harm to any human or other living organism or the Environment;

         "holding company"          shall have the meaning ascribed thereto by
                                    the Companies Act 1985;

         "IHTA"                     means the Inheritance Tax Act 1984;

         "Intellectual Property"    means all know-how, patents, utility models,
                                    registered and unregistered trade marks, service marks, registrable and registered designs, applications for any of the foregoing, trade, business and domain names, rights in trade dress or get up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, unregistered design rights, copyright, rights in the nature of copyright rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other industrial, commercial or intellectual property rights;

         "I-O Share Consideration   shall have the meaning ascribed thereto in
         Shares"                    Clause 3.1;

         "I-O Fee Shares"           means the shares issued to the parties and
                                    in the numbers set out in Part 3D of the
                                    Schedule in accordance with Clause 4.4.2;

         "Leasehold Property"       means the properties held on lease short
                                    details of which are set out in Part 6 of the Schedule;

         "the Lease Reports"        means the reports by the Vendors' Solicitors
                                    on the leases of the Leasehold Property;

         "Loan Notes"               means those Loan Notes issued by the Company
                                    details of which are set out in Part 3B of the Schedule;

         "Loan Note Consideration"  means the sum of ONE MILLION SEVEN HUNDRED
                                    AND TWENTY NINE THOUSAND ONE HUNDRED AND
                                    SIXTY SEVEN POUNDS STERLING AND ONE PENCE
                                    ((pound)1,729,167.01) being the total
                                    consideration payable by the Purchaser for the Loan Notes;

                                                                Schedule Part 10

         "Loan Note Holders"        the holders named in column 1 of Part 3B of
                                    the Schedule;

         "Long-term Contract"       means any agreement to which the Company is
                                    a party or by which it can be bound or in which it has an interest (including by way of assignation or variation) at the Completion Date and which the Company cannot lawfully terminate within 6 months from the date of this Agreement without giving rise to a claim for breach of contract or otherwise becoming liable to pay compensation whether in terms of the agreement or otherwise;

         "MCR and RBS Covenants"    means the covenants from Iain MacRitchie and
                                    Nick Walters, the Bank and RBS Mezzanine
                                    Limited in the Agreed Form in respect of the issue of the IO Consideration Shares;

         "Management Accounts"      means the consolidated unaudited balance
                                    sheet and profit and loss account of the Company and the Subsidiaries for the period from the Accounts Date to 31 January 2004

         "Material Asset"           means a fixed asset of the Group with a
                                    current value of more than(pound)25,000;

         "Material Contract"        means any agreement to which any Company of
                                    the Group is a party or by which it can be bound and which has a value or involves a commitment or obligation on any of the parties thereto in excess of (pound)50,000;

         "Pension Schemes"          means the following schemes or
                                    arrangements:-

                                    (1)      the Concept Systems Limited
                                             Directors' Pension Scheme,
                                             established by a Trust Deed dated
                                             25 and 27 September 1996;

                                    (2)      the Concept Systems Limited Group
                                             Personal Pension Scheme consisting
                                             of a number of individual personal
                                             pension arrangements provided by
                                             Norwich Union Life and Pensions
                                             Limited in respect of the employees

                                                                Schedule Part 10

                                             and directors of the Company and/or
                                             the Subsidiaries;

                                    (3)      the personal pension arrangements
                                             in respect of Mr Alistair James Hay
                                             and Mr Alan Kenedy Faichney, to
                                             which the Company or any of the
                                             Subsidiaries contributes and has
                                             contributed;

                                    (4)      the Concept Systems Limited Group
                                             Life Assurance Scheme, established
                                             by a Deed of Declaration of Trust
                                             dated 3 August 1998 and insured by
                                             Phoenix Assurance plc.

         "the Press Release"        means the press release in the Agreed Form;

         "the Purchaser's Group"    means the group of companies comprising the
                                    ultimate holding company of the Purchaser and each of its and the Purchaser's subsidiaries and subsidiaries undertakings from time to time;

         "the Purchaser's           means Akin Gump Strauss Hauer & Feld of One
         Solicitors"                Ropemaker Street, London EC2Y 9AW;

         "the Properties"           means the Leasehold Property brief
                                    particulars of which are set out in Part 6 of the Schedule;

         "Registration Rights       means the registration rights agreement
         Agreement"                 between certain of the parties hereto in the
                                    Agreed Form;

         "Registrar's Letter"       means the letter in the Agreed Form from the
                                    registrars of the Parent confirming the
                                    transfer of the Consideration Shares to the Vendors and the transfer of the IO Fee
                                    Shares;

         "Relief" shall have the meaning ascribed thereto in the Deed of Covenant;

         "Sale Claim"               means any claim which the Purchaser and/or
                                    any person or persons to whom the benefit
                                    (in whole or in part) of the Warranties
                                    and/or the Deed of Covenant has been
                                    transferred is entitled to bring against the Managements Shareholders

                                                                Schedule Part 10

                                    under this Agreement and/or the Deed of
                                    Covenant;

         "Saving" shall have the meaning ascribed in the Deed of Covenant;

         "the Schedule"             means the schedule comprising Parts 1 to 10
                                    (inclusive) which is annexed and executed as relative to the Agreement;

         "Secretary's Certificate"  means the certificate in the Agreed Form from the Parent's company secretary in
                                    relation to the issuance of the
                                    Consideration Shares;

         "Senior Management"        means Alan Faichney and Alastair Hay;

         "Share Cash Consideration" means the sum of(pound)927,975.25 , being the total cash consideration payable by the Purchaser for the Sale Shares;

         "Subsidiaries"             means Concept Systems Limited and Concept
                                    ESOP Trustee Limited

         "subsidiary" and           shall have the respective meanings ascribed
         "subsidiary undertaking"   thereto by the Companies Act 1985;

         "Substantial Capital       means (pound)75,000;
         Commitments"

         "Substantial Capital       means (pound)75,000;
         Expenditure"

         "TA 1988"                  means the Income and Corporation Taxes Act
                                    1988;

         "Taxation"                 shall have the meaning ascribed thereto in
                                    the Deed of Covenant;

         "Taxation Authority"       shall have the meaning ascribed thereto in
                                    the Deed of Covenant;

         "Tax Warranties"           means the warranties set out in Part 4C of
                                    the Schedule;

         "TCGA"                     means the Taxation of Chargeable Gains Act
                                    1992;

         "3i Loan"                  means the loan of(pound)10,848,750 made to
                                    the Company as specified in Part 3C of the Schedule;

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         "3i Loan Repayment "       means the total sum of (pound)5,784,752.40
                                    payable in accordance with Clause 4.4.3 as full repayment of the 3i Loan;

         "Third Party Claim"        means a claim resulting from a claim made or
                                    which may be made by a third party ;

         "Transaction"              shall have the meaning ascribed thereto in
                                    the Deed of Covenant;

         "US Legal Opinion"         means an opinion in the Agreed Form from the
                                    Purchaser's solicitors relating to the
                                    issuance of the I-O Consideration Shares;

         "VATA"                     means the Value Added Tax Act 1994;

         "Vendor/Creditor           means any hire purchase agreement, credit
         Arrangement"               sale agreement, conditional sale agreement
                                    or other deferred purchase agreement or
                                    agreement for the hiring or leasing of any property or asset whatsoever to which the Company or any of the Subsidiaries is a party or by which it can be bound;

         "the Vendors"              means the Management Shareholders, the
                                    Employee Shareholders, the Non Management
                                    Shareholders and the 3i Vendors;

         "the Vendors' Solicitors"  means Dickson Minto W.S., of 16 Charlotte
                                    Square, Edinburgh EH2 4DF;

         "the Warranties"           means the warranties set out in Clause 5 and
                                    in Part 4(A) to (E) inclusive of the
                                    Schedule;

         "Waste" means all waste irrespective of whether it is capable of being recycled or recovered or has any value.

1.2 Words and expressions defined in the Companies Act 1985 shall (unless specifically defined herein or unless the context shall otherwise require) bear the same meanings in this Agreement.

1.3 Unless the context otherwise requires the masculine gender shall be deemed to include the feminine and neuter and the singular number shall be deemed to include the plural and vice versa.

1.4 The Clause headings, marginal notes, use of bold print, and contents pages in and to this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

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                                                                Schedule Part 10

1.5 For the purposes of Clause 5 and Part 4 of the Schedule where any statement is qualified by the expressions "so far as the Management Shareholders are aware" or "to the best of the knowledge, information and belief of the Management Shareholders" or something similar, it shall be deemed to mean any knowledge, information, belief or awareness of any of the Management Shareholders as at the date of this Agreement, after all reasonable enquiry by them to include enquiry of senior employees of the Company and the Subsidiaries.

1.6 An "encumbrance" includes any interest or equity of any person mortgage, charge, pledge, lien, assignation, hypothecation, servitude, security interest, real burden, title retention or right of way.